Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) use of our opinion letter dated May 24, 2006 to the Board of Accredited Home Lenders Holding Co. (the “Company”) included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Aames Investment Corporation with and into AHL Acquisition, LLC, a wholly-owned subsidiary of the Company, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the initial filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/S/ J.P. MORGAN SECURITIES INC.

July 14, 2006